Exhibit 5.1

October 9, 2007

CACI International Inc

1100 North Glebe Road

Arlington, Virginia 22201

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for CACI International Inc, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, as amended, File# 333-144127 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of $300,000,000 aggregate principal amount of 2.125% Convertible Senior Subordinated Notes due 2014 (the “Securities”) and the shares of Common Stock, par value $0.10 per share (the “Common Stock”), of the Company initially issuable upon conversion of the Securities (the “Conversion Shares”). The Securities were issued pursuant to an Indenture dated as of May 16, 2007 between the Company and The Bank of New York, as Trustee (the “Indenture”). The Securities and the Conversion Shares are to be offered for the respective accounts of the holders thereof.

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. In rendering this opinion, we have assumed that the signatures on all documents examined by us are genuine. To the extent that the obligations of the Company under the Securities and the Indenture may be dependent upon such matters, we assume for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the Trustee is duly qualified to engage in the activities contemplated by the Indenture, (iii) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, (iv) the Securities have been properly authenticated by the manual signature of an authorized representative of the Trustee, (v) the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations, and (vi) the Trustee has the requisite organizational and legal power and authority to execute and deliver and to perform its obligations under the Indenture.

The opinion rendered in numbered paragraph 1 below is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	the Securities have been duly authorized and are valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and entitled to the benefits of the Indenture; and

2.	the Conversion Shares have been duly authorized and, when issued by the Company upon conversion of the Securities in accordance with the Indenture, will be legally issued, fully paid and nonassessable.

We have made such examination of the laws of the State of New York and the General Corporation Law of the State of Delaware, and made such consultation with counsel, as we have deemed relevant for the purposes of this opinion. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware, including the statutory provisions and all applicable provisions of the Delaware Constitution, including reported judicial decisions interpreting these laws, and the laws of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Foley Hoag LLP